Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (the “Registration Statement”) of our report dated August 20, 2004, except for the effects on the 2003 financial statements of the restatement discussed in Note 2 under the caption “2003 Financial Statement Restatement”, as to which the date is August 15, 2005, and except for the segment information discussed in Note 22 and the earnings per share information discussed in Note 23, as to which the date is May 9, 2006, and except for the effects of the stock split discussed in Note 25, as to which the date is August 28, 2006, and except for the effects of reclassification discussed in Note 2 under the caption “Reclassifications”, as to which the date is October 26, 2006, relating to the financial statements and financial statement schedules, of ACA Capital Holdings, Inc., which appear in its Registration Statement on Form S-1. We also consent to the reference to us under the heading “Experts” in the Registration Statement on
Form S-1.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Los Angeles, CA
January 26, 2007